For the semi-annual period ended June 30, 2011
File number 811-06674



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on June 10, 2011. At such meeting the stockholders elected two Class III Directors.


a)	Approval of Class I Director

            				Affirmative		 Shares
            				votes cast 		Withheld

C. William Maher			24,258,715.00		 1,240,908.00
Jonathan J.K. Taylor			15,226,304.00		10,273,319.00